SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

iPass, Inc.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

46261V108 (CUSIP Number)

December 31, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Page 1 of 15 Pages

CUSIP No. 46261V108	13G	Page 2 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person APV Technology Partners II, L.P. 94-3274676

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 2,128,401 6. Shared Voting Power 0 7. Sole Dispositive Power 2,128,401 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,128,401

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 3.5%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108	13G	Page 3 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person APV Technology Partners, L.P. 94-3233350

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 948,372 6. Shared Voting Power 0 7. Sole Dispositive Power 948,372 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 948,372

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 1.6%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108	13G	Page 4 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person APV Technology Partners U.S., L.P. 94-3238613

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 237,096 6. Shared Voting Power 0 7. Sole Dispositive Power 237,096 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 237,096

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.4%

12.	Type of Reporting Person* PN

CUSIP No. 46261V108	13G	Page 5 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person WPS, L.L.C. 77-0399961

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 57,033 6. Shared Voting Power 0 7. Sole Dispositive Power 57,033 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 57,033

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.1%

12.	Type of Reporting Person* OO

CUSIP No. 46261V108	13G	Page 6 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person APV Management Co. II, LLC 94-3274613

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0%

12.	Type of Reporting Person* OO

CUSIP No. 46261V108	13G	Page 7 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person APV Management Co., LLC 77-0408197

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0%

12.	Type of Reporting Person* OO

CUSIP No. 46261V108	13G	Page 8 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person Peter G. Bodine ###-##-####

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 32,500 6. Shared Voting Power 0 7. Sole Dispositive Power 32,500 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 32,500

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0.05%

12.	Type of Reporting Person* IN

CUSIP No. 46261V108	13G	Page 9 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person William J. Stewart ###-##-####

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

0

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0%

12.	Type of Reporting Person* IN

CUSIP No. 46261V108	13G	Page 10 of 15 Pages

1.	Name of Reporting Person S.S. or I.R.S. Identification No. of above person Spencer C. Tall ###-##-####

2.	Check the Appropriate Box if a Member of a Group* (a) ☐ (b) ☒

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5. Sole Voting Power 0 6. Shared Voting Power 0 7. Sole Dispositive Power 0 8. Shared Dispositive Power 0

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares* ☐

11.	Percent of Class Represented by Amount in Row 9 0%

12.	Type of Reporting Person* IN

CUSIP No. 46261V108	13G	Page 11 of 15 Pages

Item 1.	(a)	Name of Issuer: iPass, Inc.

	(b)	Address of Issuer’s Principal Executive Offices 3800 Bridge Parkway Redwood Shores, California

Item 2.	(a)

Name of Person Filing:

APV Technology Partners II, L.P., APV Technology Partners L.P., APV Technology Partners U.S., L.P., WPS, L.L.C., Mr. Peter G. Bodine

APV Mangement Co. II, LLC is the General Partner of APV Technology Partners II, L.P. APV Management Co., LLC is the General Partner of APV Technology Partners, L.P. and APV Technology Partners U.S., L.P. Mr. William J. Stewart, Mr. Peter G. Bodine and Mr. Spencer C. Tall are each Managing Members of APV Management Co. II, LLC., APV Management Co., LLC. and WPS, LLC.

	(b)	Address of Principal Business Office or, if none, Residence: 2370 Watson Court, Suite 200 Palo Alto, CA 94303

	(c)	Citizenship: U.S.A.

	(d)	Title of Class of Securities: Common Stock

	(e)	CUSIP Number: 46261V108

Item 3.	If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a: Not Applicable

CUSIP No. 46261V108	13G	Page 12 of 15 Pages

Item 4.	Ownership.

SEE ROWS 5 THROUGH 11 OF COVER PAGES The 32,500 shares beneficially owned by Mr. Peter G. Bodine represent shares underlying options exercisable within 60 days of December 31, 2003.

Item 5.	Ownership of Five Percent or Less of a Class. Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person. Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company. Not Applicable

Item 8.	Identification and Classification of Members of the Group. Not Applicable

Item 9.	Notice of Dissolution of Group. Not Applicable

Item 10.

Certification

By signing below I certify that, to the best if my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 46261V108	13G	Page 13 of 15 Pages

SIGNATURE

After reasonable inquire and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 12, 2004

APV Technology Partners II, L.P.		APV Technology Partners, L.P.

By:	APV Management Co. II, LLC,	By:	APV Management Co., LLC,
	its General Partner		ts General Partner

By:	Managing Members	By:	Managing Members

	/s/ William J. Stewart		/s/ William J. Stewart

	William J. Stewart		William J. Stewart

	/s/ Peter G. Bodine		/s/ Peter G. Bodin

	Peter G. Bodine		Peter G. Bodin

	/s/ Spencer C. Tall		/s/ Spencer C. Tall

	Spencer C. Tall		Spencer C. Tall

APV Technology Partners L.P.		WPS, LLC

By:	APV Management Co., LLC,	By:	Managing Members
its General Partner

By:	Managing Members

	/s/ William J. Stewart		/s/ William J. Stewart

	William J. Stewart		William J. Stewart

	/s/ Peter G. Bodine		/s/ Peter G. Bodin

	Peter G. Bodine		Peter G. Bodin

	/s/ Spencer C. Tall		/s/ Spencer C. Tall

	Spencer C. Tall		Spencer C. Tall

CUSIP No. 46261V108	13G	Page 14 of 15 Pages

EXHIBITS

Exhibit 1	Joint Filing Agreement, dated February 12, 2004, among the signatories to this Schedule 13G.

CUSIP No. 46261V108	13G	Page 15 of 15 Pages

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(f)(1)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate. This Agreement may be executed in any number of counterparts and all of such counterparts taken together shall constitute one and the same instrument.

Dated: February 12, 2004

APV Technology Partners II, L.P.		APV Technology Partners, L.P.

By:	APV Management Co. II, LLC,	By:	APV Management Co., LLC,
	its General Partner		ts General Partner

By:	Managing Members	By:	Managing Members

	/s/ William J. Stewart		/s/ William J. Stewart

	William J. Stewart		William J. Stewart

	/s/ Peter G. Bodine		/s/ Peter G. Bodin

	Peter G. Bodine		Peter G. Bodin

	/s/ Spencer C. Tall		/s/ Spencer C. Tall

	Spencer C. Tall		Spencer C. Tall

APV Technology Partners L.P.		WPS, LLC

By:	APV Management Co., LLC,	By:	Managing Members
its General Partner

By:	Managing Members

	/s/ William J. Stewart		/s/ William J. Stewart

	William J. Stewart		William J. Stewart

	/s/ Peter G. Bodine		/s/ Peter G. Bodin

	Peter G. Bodine		Peter G. Bodin

	/s/ Spencer C. Tall		/s/ Spencer C. Tall

	Spencer C. Tall		Spencer C. Tall